Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

         We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-54347, 33-51189 and 333-161939) of Thermo Fisher Scientific Inc. of our report dated June 21, 2013 relating to the financial statements of Thermo Fisher Scientific Inc. 401(k) Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 21, 2013